ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of May 1, 2014 (the “Effective Date”), by and between Petroleum Marketers, Incorporated a Virginia corporation (“Seller”), and Zimri Holdings, LLC, a Texas limited liability company (“Buyer”).

BACKGROUND

     A. Seller owns and operates a bulk lubricant business commonly known as “PMI Lubricants”, with headquarters located at 3643 Aerial Way Drive, Roanoke, Virginia 24018 (the “Business”).

     B. In connection with the Business, Seller is the owner of certain real property, together with all buildings and improvements erected thereon and any easements, rights-of-way or use, privileges, licenses, variances, non-conforming use rights, development rights and approvals, zoning rights and approvals, hereditaments, appurtenances, interests and other rights belonging to or inuring to the benefit of such parcel of land and all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, abutting or adjoining such parcels of land, as more fully described on the attached Exhibit A (the “Fee Properties”).

     C. In connection with the Business, Seller leases those certain properties as more fully described on the attached Exhibit B (the “Leasehold Properties”) (the Fee Properties and Leasehold Properties are sometimes referred to hereinafter individually as a “Property” and collectively as the “Properties”).

     D. Seller is the owner of the equipment, fixtures and other personal property located at the Properties and used in connection with the Business, a partial list of which is attached hereto as Exhibit C (the “Personal Property”). Notwithstanding the foregoing, the term “Personal Property” shall include all equipment, vehicles, fixtures and other personal property located at the Properties and used in the Business whether or not identified on Exhibit C.

     E. Seller is the owner of inventory located at the Properties and sold in connection with the Business (the “Inventory”).

     F. In connection with the Business, Seller has the right to supply bulk lubricant products to, and to receive payment for such products from, those customers under those contracts identified on the attached Exhibit D (the “Lubricant Sales Contracts”).

     G. Seller has rights in and to those other contracts and agreements used in connection with the Business and set forth on the attached Exhibit E (the “Assumed Contracts”). Notwithstanding the foregoing, the term “Assumed Contracts” shall include all express or implied warranties relating to any of the Assets (as hereinafter defined), and all licenses, permits and registrations relating to any of the Assets or the Business.

     H. Seller desires to sell, assign, convey and transfer to Buyer and Buyer wishes to purchase and accept from Seller the Fee Properties, the Leasehold Properties, the Personal Property, the Inventory, the Lubricant Sales Contracts, the Assumed Contracts and all other assets owned by Seller and used in connection with the Business, pursuant to the terms and conditions set forth below.

     I. In this Agreement, any reference to Seller shall include any subsidiaries or affiliates of Seller, if any, which have an interest in any of the Assets.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Buyer and Seller, each intending to be legally bound hereby, agree as follows:

     1. Sale and Purchase of Assets. Pursuant and subject to the terms, covenants and conditions of this Agreement, Seller agrees to sell, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of the assets owned or leased by Seller in connection with the operation of the Business, other than the Excluded Assets (as hereinafter defined), which assets shall include, without limitation, the following (collectively, the “Assets”):

	(a)	the Fee Properties;
	(b)	all of the Seller’s right, title and interest in and to the Leasehold
Properties;
	(c)	the Personal Property;
	(d)	the saleable Inventory;
	(e)	all of Seller’s right, title and interest in and to the Lubricant Sales
Contracts;
	(f)	all of Seller’s right, title and interest in and to the Assumed Contracts (to the extent assignable);

(g)	all of Seller’s goodwill associated with the Business and the Assets;

(h)	all of Seller’s other property owned or leased by Seller and used or usable in connection with the Business including, without limitation, equipment, fixtures, furniture, computer hardware and software, supplies and office materials, tools and parts;

     (i) all consents, licenses, permits grants or other authorizations by a Governmental Entity owned by Seller and used by Seller in connection with the Business;

(j)	accounts receivable of Seller related to the Business; and

(k)	all rights, claims, causes of action, judgments and warranties (express or implied) in favor of the Seller relating to any or all of the Assets.

     2. Excluded Assets. Notwithstanding anything herein to the contrary, the following assets which are associated with the Business are not intended by the parties to be a part of the Assets and are excluded from the definition of Assets (collectively, the “Excluded Assets”):

     (a) restricted and unrestricted cash and cash equivalents, including investments in marketable securities, certificates of deposits and cash in bank accounts;

     (b) all insurance policies and any rights, claims or causes in action under such insurance policies;

     (c) all rights to refunds of any Tax payments, or prepayments or overpayments of any Tax, with respect to periods prior to the Closing;

     (d) all corporate and tax records of Seller, and any records which Seller is required by applicable legal requirements to retain in its possession and any records related exclusively to Excluded Assets;

(e)	Seller’s organizational documents and minute books;

(f)	the bank accounts of Seller (including the funds held in such accounts);

(g)	any assets of Seller not related to the Business; and

(h)	such other assets listed on Schedule 2(g).

3.	Assumed Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement,

Buyer agrees to assume, pay, perform and discharge when due any and all liabilities, obligations, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind (collectively, “Liabilities”) of Seller arising out of or relating to the Business and the Assets (the “Assumed Liabilities”). Without in any way limiting the generality of the foregoing, the Assumed Liabilities shall include the following:

     (i) all Liabilities of Seller arising on, prior to or after the Closing Date under the Assumed Contracts, including liabilities to suppliers;

     (ii) except as provided herein, all Liabilities of Seller relating to any Transferred Employee;

     (iii) all environmental liabilities with respect to the Business arising on or after the Closing Date; and

     (iv) all other Liabilities arising out of or relating to or incurred in connection with the Business, including the operation of the Business, on, prior to or after the Closing Date.

     (b) Any other provision of this Agreement notwithstanding, Buyer shall not be obligated to assume, pay, perform, discharge or be responsible for any of the following Liabilities of Seller (collectively, the “Excluded Liabilities”):

     (i) any Liability of Seller to the extent arising out of or relating to the operation or conduct by Seller of any business other than the Business;

	(ii)	any Liability of Seller to the extent arising out of or relating to any
Excluded Assets;

	(iii)	except as provided for herein, all Liabilities to or in respect of any employees of Seller other than Transferred Employees; and

(iv) prior to the Closing Date.

all environmental liabilities with respect to the Business arising

     4. Assignments, Approvals, and Consents. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer of any Asset would result in a violation of any applicable law, would require any consents or waivers of any third party and such consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable law or the rights of any third party; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account of such required authorization. Following the Closing, the parties shall use commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such consents or waivers; provided, further, however, that Seller shall not be required to pay any consideration therefore. Buyer shall pay any commercially reasonable costs necessary to obtain such consent or waiver, and if Buyer refuses to pay such costs to obtain such consent or waiver, such Asset shall be excluded from the transactions hereunder and there shall be no adjustment to the Purchase Price on account of such exclusion. Pending or in the absence of such consents or waivers, Seller shall hold such Assets for the use and benefit, insofar as reasonably possible, of Buyer. The parties shall cooperate with each other to enter into mutually agreeable and lawful arrangements designed to provide to Buyer with the costs and benefits of the use of such Asset and to Seller the benefits, including any indemnities, that they would have obtained had the Asset been conveyed to Buyer at the Closing. Once such consent or waiver is obtained, Seller shall sell, assign, transfer, convey and license such Asset to Buyer for no additional consideration. To the extent that any Asset cannot be provided to Buyer following the Closing pursuant to this Section 4 (except where the failure to obtain such consent or waiver is a result of Buyer’s, non-payment of any commercially reasonable costs necessary to obtain such consent or waiver), Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties the economic (taking into account Tax costs and benefits) and, to the extent permitted under applicable law, operational equivalent of obtaining such consent or waiver and the performance by Buyer of its obligations thereunder. To the extent permitted under applicable law, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Assets and all income, proceeds and other monies received by Seller to the extent related to its use of any such Asset in connection with the arrangements under this Section 4.

5.	Purchase Price, Allocation, Purchase Price Adjustment.

(a) Purchase Price. The purchase price for the Assets shall be Fourteen

Million Dollars ($14,000,000), subject to adjustment as set forth in Section 5(c) hereof (the “Purchase Price”) payable by certified check, bank check or wire transfer at Closing (as hereinafter defined).

     (b) Allocation. Within one hundred eighty (180) days after the Closing Date, Buyer shall prepare an allocation of the Purchase Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations thereunder (and any similar provision of state or local Legal Requirements, as appropriate) (the “Allocation”). The Allocation shall be deemed final unless Seller has notified Buyer of any disagreement with the Allocation within thirty (30) days after submission to Seller. In the event of such disagreement, the parties hereto shall use reasonable efforts to reach agreement on a reasonable allocation of the Purchase Price. If the Allocation is deemed final or Buyer and Seller reach such agreement, Buyer and Seller (i) shall execute and file all Tax Returns in a manner consistent with the Allocation (ii) shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with the Allocation. Such agreement shall not be a condition to Closing hereunder. Seller and Buyer shall each timely file a Form 8594 with the Internal Revenue Service in accordance with the requirements of Section 1060 of the Code. In the event that the parties do not agree to a purchase price allocation in accordance with this Section 5(b), then each party hereto shall file its own Form 8594.

     (c) Purchase Price Adjustment. In the event Buyer, its successor or assigns, successfully sells the Assets, or any material portion of the Assets, on or before the first anniversary of the Closing, or enters into negotiations to sell the Assets, or any material portion of the Assets, on or before the first anniversary of the Closing (and successfully sells the Assets pursuant to such negotiations after the first anniversary of the Closing), for a purchase price greater than $2,000,000 more than the Purchase Price (such surplus referred to herein as the “Purchase Price Surplus”), Buyer shall pay to Seller the Purchase Price Surplus at, or immediately after, the closing of the sale of the Assets.

6.	Closing.

(a) The closing under this Agreement (“Closing”) shall occur on May 1, 2014

(“Closing Date”) at such location as the parties shall mutually agree.

(b)	At the time of Closing, Seller shall deliver to Buyer the following: (1) A duly executed and acknowledged Special Warranty Deed in recordable form and substantially in the form attached hereto as Exhibit F for each Fee Property (the “Deeds”).

     (2) A duly executed Bill of Sale for each Fee Property and each Leasehold Property conveying the Personal Property for each Fee Property and Leasehold Property to Buyer in substantially the form attached hereto as Exhibit G (the “Bill of Sale”).

     (3) A duly executed Assignment and Assumption Agreement for each of the Leases substantially in the form attached hereto as Exhibit H (the “Assignment and Assumption of Lease”).

     (4) Duly executed Assignment and Assumption Agreement for the Assumed Contracts substantially in the form attached hereto as Exhibit I (the “Assignment and Assumption of Contracts”).

	(5)	The duly executed officer’s certificate of Seller referred to in subsection (6) below.

	(6)	A copy of the duly executed corporate resolutions of Seller which authorize (i) the transactions contemplated by this Agreement and (ii) the execution by Seller of this Agreement and the documents, instruments and agreements to be executed and delivered by Seller pursuant to this Agreement, together with proof as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on Seller’s behalf.

     (7) A duly executed and acknowledged Owner’s Title Insurance Affidavit and all additional documents, certifications, and affidavits that may be necessary or appropriate to complete the transactions contemplated by this Agreement as may be reasonably requested by Buyer, Buyer’s attorney, or the Title Insurance Company.

     (8) All paperwork required by any governmental or quasi-governmental agency to properly transfer ownership of any underground and above ground, as applicable, storage tanks located at any Property to Buyer or Buyer’s affiliates.

     (9) Such other documents as may be reasonably required by Buyer to effectuate the intent of this Agreement.

(c)	At the time of Closing, Buyer shall deliver to Seller the following:
	(1)	The Purchase Price.
	(2)	A duly executed Assignment and Assumption of Lease for each of the Leases.
	(3)	A duly executed Assignment and Assumption Agreement for the
Assumed Contracts.
	(4)	The duly executed officer’s certificate of Buyer referred to in subsection (5) below.
	(5)	A copy of the duly executed corporate resolutions of Buyer which authorize (i) the transactions contemplated by this Agreement and (ii) the execution by Buyer of this Agreement and the documents, instruments and agreements to be executed and delivered by Buyer pursuant to this Agreement, together with proof as to the authority of the person(s)

executing and delivering this Agreement and such documents, instruments and agreements on Buyer’s behalf.

     (6) A duly executed and acknowledged Buyer’s Title Insurance Affidavit and all additional documents, certifications, and affidavits that may be necessary or appropriate to complete the transactions contemplated by this Agreement as may be reasonably requested by Seller, Seller’s attorney, or the Title Insurance Company.

     (7) Such other documents as may be reasonably required by Seller to effectuate the intent of this Agreement.

(d)	Closing and other costs shall be paid as follows:

(1) Seller and Buyer shall each pay one-half (1/2) of the real estate transfer taxes relative to this transaction.

     (2) Real estate taxes shall be pro-rated on a per diem basis according to the fiscal year of each applicable taxing authority (county, school and municipality), any lienable municipal services shall be apportioned pro-rata on a per diem basis between Buyer and Seller as of the time of Closing and any rent due under the Leases, any rental payments or other payments under the Lubricant Sales Contracts or from any other sublessees, if any, and any utilities other than lienable municipal services shall all be apportioned pro-rata on a per diem basis between Buyer and Seller as of the time of Closing. Any security deposits held by lessors under the Leases shall be credited to Seller at Closing and Seller shall at Closing assign its rights in any such security deposits to Buyer. All security deposits and other security held by Seller in connection with the Lubricant Sales Contracts or from any other sublessees, if any, shall be credited to Buyer at Closing and Buyer shall receive a credit against the Purchase Price equal to the amount of such credits.

     (3) Recording fees for the Deeds and other transactional documents requiring recording, if any, shall be allocated between Seller and Buyer pursuant to customary local practices. All other Closing costs shall be paid by the party incurring such costs.

     (4) Each party shall be responsible for its own attorneys’ fees and costs and consultants’ fees and costs except as otherwise specifically provided in this Agreement.

     (e) 1031 Exchange. Buyer or Seller may elect to exchange for other real estate of a like kind in accordance with Section 1031 of the Internal Revenue Code of 1986 as amended (the “Code”). To the extent possible, the provisions of this Section shall be interpreted consistently with this intent. To exercise any rights under this Section, the party electing to exchange shall provide the other with a written statement stating its intent to enter into an exchange at least three (3) days prior to Closing. Either party’s election to exchange, rather than sell or buy, for other real estate of a like kind shall be at no cost or liability to the other, and the parties agree to cooperate with each other and to promptly execute and deliver any documents reasonably necessary or desirable to effect such an exchange, provided that such request for cooperation does not cause a delay in Closing.

     7. Representations and Warranties of Seller. Seller covenants and represents to Buyer, intending for Buyer to rely hereon, that the following are true, correct and complete as of Closing, and that the following representations and warranties shall survive Closing as set forth herein:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.

     (b) The execution and delivery of this Agreement and any ancillary agreements hereto to which Seller is a party, by Seller do not and the consummation by Seller of the transactions contemplated hereby or thereby will not, (i) violate any provision of the Articles of Incorporation or By-laws of Seller, as are currently in effect, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon, or a right of first refusal or right of first offer or any similar right or option to purchase, any securities or asset(s) of Seller pursuant to any provision of any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Seller is a party or by which any of its assets is bound, and do not and will not violate or conflict with any other material restriction of any kind or character to which Seller is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or material lease, agreement, license or instrument to which Seller is a party or (iii) violate any law, ordinance or regulation to which Seller is subject. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, have been, or on the Closing Date will have been, executed by Seller and when so executed, are and shall be, the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally or (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     (c) No consent, authorization, order or approval of, or filing or registration with, any federal, state, municipal, foreign or other governmental department, commission, court, board, bureau, agency or instrumentality (individually, a “Governmental Entity”) is required for the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, except (i) as may be necessary as a result of any facts or circumstances relating solely to Buyer, (ii) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby, and (iii) any such consents, authorizations, orders, approvals, filings and registrations as are expressly contemplated by this Agreement.

     (d) (i) Seller has good and marketable title to (or in the case of leased assets, a valid leasehold interest in) the Assets free and clear of any liens, charges, pledges, security interests or other encumbrances (other than (i) mechanic’s, materialman’s, warehouseman’s and carrier’s liens of record and purchase money security interests arising in the ordinary course of business; (ii) liens for Taxes and assessments not yet payable; (iii) liens for Taxes, assessments and charges and other claims, the validity of which Seller is contesting in good faith; (iv) zoning, entitlement, building and other land use regulations; (v) covenants, conditions, restrictions, easements and other similar matters of record; (vi) liens for workers compensation, unemployment insurance and other benefits incurred in the ordinary course of business; and (vii) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which would not have a Material Adverse Effect), except as set forth in Section 7(d)(i) of the Disclosure Schedule. Seller owns or has the right to use all of the Assets.

     (ii) Section 7(d)(ii) of the Disclosure Schedule sets forth a materially complete and accurate list identifying and specifying the location of the Assets. To Seller’s Knowledge, the Assets are in compliance in all material respects with, and there are no outstanding written notices of any uncorrected violations of, any and all material applicable laws, ordinances, regulations, licenses, approvals or other permits required by any municipal, governmental or quasi-governmental entity having jurisdiction over such assets or properties or the use thereof.

     For purposes of this Agreement, “Seller’s Knowledge” means, with respect to a particular fact or other matter, that any of the executive officers of Seller has actual knowledge of that fact or matter after reasonable inquiry.

     (e) (i) “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith throughout the world: (A) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and inventions and discoveries (whether or not patentable) (collectively, “Patents”); (B) all improvements, designs, mask works and mask work registrations, trade secrets and other rights in know-how and confidential or proprietary information, including computer programs, algorithms, routines, source and executable code, technical data, customer and supplier lists, techniques, processes, and methodologies (“Trade Secrets”); (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all rights in World Wide Web addresses and domain names (including any email addresses associated therewith) and applications and registrations therefor, all trade names, trade dress, business identifiers, brand names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (E) any similar, corresponding or equivalent rights to any of the foregoing; and (F) all contracts, licenses and agreements with respect to any of the foregoing (“IP Contracts”).

     (ii) The Intellectual Property listed in Section 7(e)(ii) of the Disclosure Schedule constitutes all the material Intellectual Property used in the conduct of the Business as it currently is conducted other than copyrighted material for which no application for registration has been made (the “Seller Intellectual Property”). Section 7(e)(ii) of the Disclosure Schedule lists the Seller Intellectual Property that Seller has registered or applied to register with a Governmental Entity, indicating for each such item of Seller Intellectual Property the registration or application number, the record owner and the applicable filing jurisdiction. Section 7(e)(ii) of the Disclosure Schedule lists material Seller Intellectual Property that is owned by Seller other than copyrighted material for which no application for registration has been made (the “Owned Intellectual Property”). Seller owns and possesses all right, title and interest in and to the Owned Intellectual Property. To Seller’s Knowledge, there are no proceedings or actions before any court, tribunal, agency or organization related to any of the Seller Intellectual Property. There are no filings, payments due, or other actions that must be taken by Seller within sixty (60) days of the Closing in order to obtain, perfect, preserve, renew or maintain the Owned Intellectual Property.

     (iii)Except for licenses set forth in Section 7(e)(iii) of the Disclosure Schedule, Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Seller Intellectual Property to any other Person. Seller’s rights in all Seller Intellectual Property will be free and clear of any liens, charges, pledges, security interests or other encumbrances (except for licenses set forth in Section 7(e)(iii) of the Disclosure Schedule and except for non-exclusive licenses granted to end-user customers in the ordinary course of business). Neither Seller nor any of Seller’s current employees has any patents issued or pending for any device, process, design, or invention of any kind now used by Seller in the Business, which patents or applications have not been assigned to Seller. Seller abides by all applicable laws regarding the collection, use, and disclosure of personally identifiable and other confidential information, including customer and client information, relating to the Business.

     (iv)To Seller’s Knowledge, no Person is infringing or misappropriating any Owned Intellectual Property. Except as set forth in Section 7(e)(iv) of the Disclosure Schedule, to Seller’s Knowledge, no Seller Intellectual Property is infringing any Intellectual Property of any third party. The operation of the Business as it is currently conducted does not infringe or misappropriate any Intellectual Property of any Person, violate any right to privacy or publicity of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. Within the last five (5) years, Seller has not received any written request or notice from another Person claiming, demanding or seeking a right to defense or indemnification against Seller relating to the infringement or misappropriation of Intellectual Property relating to the Business. Seller has not received written notice that claims with respect to the Seller Intellectual Property are pending or threatened by any Person (A) to the effect that the development, sale or use of any product, process or service as now used or offered by Seller infringes on or misappropriates any Intellectual Property of any Person or (B) challenging the ownership, validity, enforceability or effectiveness of any Seller Intellectual Property.

     (v) Neither this Agreement nor the transactions contemplated by this Agreement, will impair any rights of Seller in, to or under any Seller Intellectual Property.

     (vi)Section 7(e)(vi) of the Disclosure Schedule sets forth a true and correct list of all material IP Contracts to which Seller is a party in connection with the Business. Each such IP Contract is valid and binding on the parties thereto and in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party is in material breach or default under any such IP Contract. No party to any such IP Contract has given Seller written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any such IP Contract. The transactions contemplated by this Agreement will not place Seller in breach or default of any such IP Contract, or trigger any modification, termination or acceleration or cause any additional fees to be due thereunder.

     (f) Section 7(f) of the Disclosure Schedule contains a list setting forth with respect to Business as of the date hereof the following:

     (i) all leases of real or personal property to which Seller is a party, either as lessee or lessor with a brief description of the property to which each such lease relates, except (A) such leases of personal property as require payment during their remaining life aggregating less than $50,000, and (B) such leases of real or personal property having an original term of one (1) year or less;

     (ii) all collective bargaining agreements, all agreements or arrangements that contain any severance pay, all written bonus, deferred compensation, pension, profit sharing or retirement plans or any other material employee benefit plans or arrangements, all written employment or consulting agreements pursuant to which Seller is obligated to make payments in excess of $50,000 per year and all agreements or plans, including all stock or other equity option plans, stock or other equity appreciation rights plans or stock or other equity purchase plans, any of the benefits of which will be increased or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)all dealer leases and supply contracts;

     (iv)all customer contracts relating to products and/or services provided by Seller, including contracts with subcontractors or other third party vendors used by Seller to provide the products and/or services referenced, which are presently in effect and from which Seller derived revenue during the 2012 or 2013 fiscal years, but excluding any contracts where the annual revenue for each such period was not in excess of, or is not expected to be in excess of, $50,000;

     (v) to the extent not specifically referred to in the preceding clauses (i) - (iv) above, all of the following to which Seller is a party and which relate to the Business, or to which it or any of the Assets are subject: all contracts and commitments (including mortgages, indentures and loan or credit agreements, security agreements or other agreements or instruments) relating to the borrowing of money or extension of credit, including guaranties; fidelity or surety bonds or completion bonds; agreements of indemnification or guaranty; agreements, contracts or commitments containing any covenant limiting the freedom of Seller to engage in any line of business or to compete with any Person; agreements, contracts or commitments relating to capital expenditures and involving future payments in excess of $50,000; agreements, contracts or commitments relating to the disposition or acquisition of assets outside of the ordinary course of business or any interest in any business enterprise pursuant to which there may be an obligation on the part of Seller to make additional payments; agreements, contracts or commitments containing performance or revenue standards or purchase or revenue minimums, which, if not met, have payment, reimbursement or forfeiture provisions; construction contracts; material distribution, joint marketing or development agreements; or any agreement, contract or commitment pursuant to which Seller has granted or may grant in the future to any party a source-code license or option or other right to use or acquire source-code; provided, however, that there need not be listed in the Disclosure Schedule (unless required pursuant to the preceding clauses (i), (ii), (iii) or (iv) above) any contract or commitment incurred in the ordinary course of business and consistent with past practice or which requires payments to or by Seller during its remaining life aggregating less than $50,000;

     (vi)all agreements, contracts or commitments that grant “most favored nation” status that, after the Closing, would apply to Buyer and any of its affiliates, including Seller;

     (vii) any agreement with stockholders, directors or officers or, to the Seller’s Knowledge, any relative or affiliate thereof; and

     (viii) any agreement with any person other than Buyer relating to the right or option to purchase securities or assets of Seller.

     Materially true and complete copies of all documents and descriptions, complete in all material respects, of all written agreements or commitments (if any) referred to in this Section 7(f) have been made available to Buyer or its counsel. Seller has not been notified in writing of any claim that any contract listed in the Disclosure Schedule for this Section 7(f) is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for any such claim which would not have individually or when taken together with all such other claims referred to in this sentence a Material Adverse Effect.

     (g) To Seller’s Knowledge, except as set forth in Section 7(g) of the Disclosure Schedule, there are no actions, suits or proceedings with respect to the Business pending against Seller at law or in equity, or before or by any Governmental Entity, nor, to Seller’s Knowledge, has Seller received any written notice or threat of any such actions, suits or proceedings with respect to the Business. Except as set forth in Section 7(g) of the Disclosure Schedule, to Seller’s Knowledge, there is no investigation pending or threatened against Seller, its properties or any of its officers or directors by or before a Governmental Entity related to the Business.

     (h) Seller has not (i) filed a voluntary petition in bankruptcy or any pleading seeking any reorganization, liquidation, dissolution or composition or other settlement with creditors under any law; (ii) admitted or failed to contest the material allegations of any such pleading filed against such Seller; (iii) been adjudicated a bankrupt or insolvent; (iv) been in receivership or dissolution; (v) made any assignment for the benefit of creditors; or (vi) admitted in writing its inability to pay its debts as they mature. Seller is current in its payments to any creditors and is not delinquent in any material respect with respect to any such payments.

     (i) Except as would not reasonably be expected to have a Material Adverse Effect, with respect to the Business:

     (i) there are no controversies known to Seller between Seller and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to Seller’s Knowledge, threatened, related to Seller and, to Seller’s Knowledge, there are not and during the last two (2) years prior to the date hereof there have not been any formal or informal organizing efforts by a labor organization and/or group of Seller employees and Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Seller;

     (ii) Seller is in compliance, and has not received written notice of, nor, to Seller’s Knowledge, has there been threatened any claim that Seller has not complied, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, equal employment opportunity, employment discrimination and employment safety nor has Seller received written notice of or, to Seller’s Knowledge, has there been threatened any claim that it is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing; and Seller is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice) and there are no pending, threatened or reasonably anticipated claims or actions against Seller for violation of any worker’s compensation policy or long-term disability policy; and

     (iii)Seller does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in or contribute to any international or foreign employee benefit plan.

     (j) (i) Except as set forth on Section 7(j) of the Disclosure Schedule, none of the Leases require any consent to the transactions contemplated by this Agreement. Except as set forth in Section 7(j) of the Disclosure Schedule, to Seller’s Knowledge, there exist no violations of applicable law which would materially interfere with or prevent the use and occupancy of the Properties in the manner in which such Properties are presently used and occupied. Seller has made available for review by Buyer complete copies of all material surveys, reports or deficiency notices concerning the Properties which are in the possession of Seller. Seller has previously made available to Buyer complete copies of all Leases.

     (ii) All rents or other material payment obligations which have become due in respect of each of the Leased Properties have been or will be paid in the ordinary course of business and Seller has complied in all material respects with its obligations under the Leases. Seller has not received any written notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the Properties or any written notice of default under any lease, contract, commitment, license or permit, relating to the use and operation of the Properties, in either case which could reasonably be expected to have in the aggregate a Material Adverse Effect and there is no such violation or default which would have in the aggregate a Material Adverse Effect. Seller has not received any written notice that any facility or other building that is owned or covered by a lease set forth in the Disclosure Schedule hereto does not substantially conform with all applicable ordinances, codes, regulations and requirements, and Seller has not received any written notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties by Seller.

     (k) Except as disclosed on the attached Section 7(k) of the Disclosure Schedule or previously resolved by Seller, with respect to the Business:

     (i) to Seller’s Knowledge, no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by Seller, no complaint has been filed, no penalty has been assessed and, to Seller’s Knowledge, no investigation or review is pending or threatened by any Governmental Entity or other person or entity with respect to any past or present (i) alleged violation by Seller of any Environmental Law (as hereinafter defined) or liability thereunder; (ii) alleged failure by Seller to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of the Business; or (iii) Release (as hereinafter defined) of Hazardous Substances (as hereinafter defined) at any of the Properties;

     (ii) to Seller’s Knowledge, no surface impoundments, septic tanks, pits, sumps, or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of have been located on any property owned or leased by Seller since the date Seller took ownership or entered into the lease for such property or, to Seller’s Knowledge, at any time before Seller took ownership or entered into the lease for such property; no Hazardous Substances have been found in any potable water used to supply any such property since the date Seller took ownership or entered into the lease for such property or, to Seller’s Knowledge, at any time before Seller took ownership or entered into the lease for such property; and no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or other Hazardous Substances in an amount or solution so as to violate Environmental Laws is or was deposited or released at, under or on any property owned or leased by Seller since the date Seller took ownership or entered into the lease for such property or, to Seller’s Knowledge, at any time before Seller took ownership or entered into the lease for such property;

(iii)	there are no Environmental Liabilities (as hereinafter defined);

(iv)	there has been no environmental investigation, study, or audit conducted of which Seller has possession or to which it has access in relation to the current or prior business of Seller or any property or facility now or previously owned or leased by Seller which has not been made available to Buyer; and

     (v) Seller is in material compliance with all Environmental Laws relative to the construction, maintenance, compliance and use of underground storage tanks and appurtenances thereto at all Properties.

     For purposes of this Agreement, the following terms have the meanings set forth beside such terms:

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     “Environmental Laws” means any and all laws or regulations, ordinances, judicial decisions, orders or permits relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic, radioactive or hazardous substances, medical wastes or other wastes or the clean-up or other remediation thereof.

     “Environmental Liabilities” means, to Seller’s Knowledge, all liabilities of Seller arising in connection with or in any way relating to its assets and properties, which (a) arise under or relate to a violation by Seller of Environmental Laws and (b) arise from or relate in any way to actions of Seller occurring before the date hereof.

     “Hazardous Substance” means petroleum products or hazardous substances as defined in Section 101 of CERCLA or any other Environmental Laws.

“Release” has the meaning specified in 42 U.S.C. §9601(22).

     (l) The accounts receivable related to the Business arose from bona fide transactions in the ordinary course of business. No such account has been assigned or pledged to any other Person.

     (m) Seller is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or, to Seller’s Knowledge, to which Seller is subject and which applies to the Business, and, to Seller’s Knowledge, Seller has not been notified in writing that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject or that it has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its assets and properties or to the conduct of the Business.

     (n) Seller has on file a valid Form I-9 for each employee hired by Seller on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire to the Closing Date. To Seller’s Knowledge, all employees of Seller are (A) United States citizens, or lawful permanent residents of the United States, (B) aliens whose right to work in the United States is unrestricted, (C) aliens who have valid, unexpired work authorizations issued by the Attorney General of the United States (US Citizenship and Immigration Services) or (D) aliens who have been continually employed by Seller since November 6, 1986 or the applicable date of hire. Seller has not been the subject of an immigration compliance or employment visit from, nor has Seller been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (U.S. Citizenship and Immigration Services).

     (o) To Seller’s Knowledge, no employee of Seller (A) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Seller because of the nature of the business conducted or presently proposed to be conducted by Seller or to the use of trade secrets or proprietary information of others or (B) has given written notice, or to Seller’s Knowledge, verbal notice to Seller of termination of his or her employment with Seller, except for turnover in the normal course of the Business.

     (p) Seller possesses all material consents, licenses, permits, grants or other authorizations by a Governmental Entity which are required for the operation of the Business as it is currently conducted or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations the failure to obtain which would not have a Material Adverse Effect (“Seller Authorizations”), which Seller Authorizations are in full force and effect.

     (q) Except as set forth on Section 7(q) of the Disclosure Schedule, with respect to the Business:

     (i) Section 7(q) of the Disclosure Schedule sets forth a list identifying each “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multiemployer plan”, as defined in Section 3(37) of ERISA, (the “Pension Plans”) and a list identifying each “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, (the “Welfare Plans”); and all other stock or other equity purchase, stock or other equity option, equity-based, bonus (including stay and/or sale bonus), incentive compensation, deferred compensation, profit sharing, severance, change in control, retention, salary continuation, insurance, vacation, holiday, sick leave, fringe benefit and other employee benefit plans (whether oral or written, qualified or nonqualified) that are currently maintained, administered or contributed to by Seller with respect to the Business. Collectively, the Pension Plans, Welfare Plans and other plans referred to in this subsection (i) are hereinafter referred to as the “Employee Plans”. With respect to Employee Plans, (A) no Employee Plan is maintained, administered or contributed to by any entity other than Seller, and (B) no Employee Plan is funded through any trust or other arrangement which also funds any employee benefit arrangement which is not an Employee Plan, (C) no Employee Plan is a defined benefit plan subject to Title IV of ERISA, and (D) no Employee Plan is a multiemployer plan, as defined in Section 3(37) of ERISA.

     (ii) Seller has made available to Buyer materially true and complete copies of (A) the Employee Plans (including any related trust agreements or other funding arrangements), (B) any amendments to the Employee Plans, (C) any material employee communications by the plan administrator of any Employee Plan (including all summary plan descriptions and all summaries of material modifications, as defined under ERISA), (D) the three (3) most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Plan (if such report was required), including all attachments (including the audited financial statements, if any), and (E) the three (3) most recent actuarial valuation reports prepared in connection with each Employee Plan (if any such report was required).

     (iii)Each Employee Plan has been maintained in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), which are applicable to such Employee Plan.

     (iv)Section 7(q) of the Disclosure Schedule identifies each Employee Plan that is intended to qualify as a “qualified plan” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the exempt status of its related trust, which has not been revoked, and there are no existing circumstances nor any events that have occurred that would adversely affect the qualified or exempt status of any Qualified Plan or its related trust.

     (v) There are no pending or, to Seller’s Knowledge, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any Governmental Entity against any Employee Plan, the assets held thereunder, the trustee of any such assets or Seller relating to any of the Employee Plans.

     (vi)(vi) Seller has not engaged (A) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (B) in any “prohibited transaction” within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code, with respect to any Employee Plans. Furthermore, to Seller’s Knowledge, no other “party in interest”, as defined in Section 3(14) of ERISA, or “disqualified person”, as defined in Section 4975(e)(2) of the Code, has engaged in any such “prohibited transaction”.

     (vii) No liability has been incurred by Seller or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with Seller pursuant to Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for any Tax, penalty or other liability with respect to any Employee Plan and, to Seller’s Knowledge, such Employee Plans do not expect to incur any such liability prior to the Closing.

     (viii) Seller has made all required contributions under each Pension Plan on a timely basis. No Pension Plan has incurred any “accumulated funding deficiency” as such term is used in Section 302 of ERISA or Section 412 of the Code and no Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

     (ix)As of the date of this Agreement, with respect to each Pension Plan which is covered by Title IV of ERISA and which is not a multiemployer plan, the current value of the accumulated benefit obligations (based on the actuarial assumptions that would be utilized upon termination of such Pension Plan) does not exceed the current fair value of the assets of such Pension Plan. There has been (A) no material adverse change in the financial condition of any such Pension Plan and (B) no change in actuarial assumptions with respect to such Pension Plan as a result of plan amendment, written interpretations, announcements, change in applicable law or otherwise which, individually or in the aggregate, would result in the value of any such Pension Plan’s accrued benefits exceeding the current value of such Pension Plan’s assets.

     (x) Except for the amendments contemplated herein or otherwise disclosed to the Buyer, since January 31, 2014, there has been no amendment to, written interpretation of or announcement (whether or not written) by Seller relating to any Employee Plan, or any change in employee participation or coverage under any Employee Plan that would increase materially the expense of maintaining such Employee Plan above that of such Employee Plan’s most recent plan year. Except as to vesting of accrued benefits as contemplated by Section 7(q), including without limitation benefits that vest upon a change of control of Seller, the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Plan, which either alone or upon the occurrence of a subsequent event will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of Seller.

     (r) Section 7(r) of the Disclosure Schedule summarizes the types of insurance as to which Seller has insurance policies, contracts or fidelity bonds related to the Business. All such insurance policies, contracts and bonds are in full force and effect. There is no claim by Seller related to the Business pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies, contracts and bonds have been paid and Seller is otherwise in compliance in all material respects with the terms of such policies, contracts and bonds (or other policies, contracts and bonds providing substantially similar insurance coverage). No written notice of cancellation or termination of any such insurance policies, contracts or bonds has been given to Seller by the carrier of any such policy, contract or bond.

(s)	Except as set forth on Section 7(s) of the Disclosure Schedule:

(i) Seller (A) has duly and timely filed or caused to be filed with the appropriate authorities all Tax Returns of, related to or including Seller, including its income, assets, payroll or operations, and properly included the items related thereto in such Tax Returns, which Tax Returns are true, correct and complete in all material respects, and (B) has duly and timely paid or caused to be paid, or will cause to be duly and timely paid, to the appropriate authorities all Taxes that are due and payable on or before the Closing Date. Seller has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of Taxes and has duly and timely collected or withheld, paid over and reported to the appropriate authorities all amounts required to be so collected or withheld, paid over and reported under all applicable laws, rules and regulations. Section 7(s) of the Disclosure Schedule sets forth a list of each jurisdiction where Seller files a Tax Return relating to the Business and the type of Tax Returns filed. Seller has made available for review by Buyer true, correct and complete copies of all Tax Returns filed by or with respect to Seller during the past three (3) years and of all correspondence on open matters, as of the date of this Agreement, to or from a Taxing authority relating thereto or any Proceeding (as hereinafter defined).

     (ii) No Taxing authority has asserted any adjustment that would result in an additional Tax on Seller which has not been fully paid. No such adjustment is pending or, to Seller’s Knowledge, being considered. To Seller’s Knowledge, there is no pending audit, examination, investigation, dispute, proceeding or claim relating to any Tax on Seller (collectively, a “Proceeding”), and, to Seller’s Knowledge, no Taxing authority is contemplating such a Proceeding.

     (iii)Except as set forth in Section 7(s) of the Disclosure Schedule or otherwise disclosed to the Buyer, Seller is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162, 280G or 404 of the Code. Seller is not a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to its repeal). Seller does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code. Seller has not entered into any sale-leaseback or leveraged lease transaction. None of the Assets is required to be treated as being owned by any other Person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. Seller has never made or been required to make an election under Section 338 of the Code. Seller is not and has never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding. No Tax authority has ever asserted that Seller should file a Tax Return in a jurisdiction where it does not file. Seller does not have outstanding any closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information with or from a Taxing authority in connection with any Tax matter. There is no outstanding power of attorney authorizing anyone to act on behalf of Seller in connection with any Tax, Tax Return or Proceeding. Seller is not required to include any adjustment under Section 481 of the Code (or any similar provision of applicable law) in income for any period (or portion of a period) ending after the Closing Date. During the last two (2) years, Seller has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.

     (iv)Seller has not constituted a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any distribution in the last two (2) years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e)) with the transactions contemplated by this Agreement. Seller is not and has never been a “personal holding company” (within the meaning of Code Section 542), a shareholder in a “controlled foreign corporation” (within the meaning of Code Section 957), in a “foreign personal holding company” (within the meaning of Code Section 552), or in a “passive foreign investment company” (within the meaning of Code Section 1297), or an owner in any entity treated as a partnership or disregarded entity for federal income Tax purposes. Seller does not have nor has ever had a fixed place of business or permanent establishment in any foreign country. None of the outstanding indebtedness of Seller constitutes indebtedness to which any interest deduction may be disallowed under Section 163(i), 163(l), 265 or 279 of the Code or under any other provision of applicable law. Seller has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Seller has not entered into any “reportable transaction” (within the meaning of Code Section 6707A(c) or Treasury

Regulations Section 1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a “substantial understatement of income tax” (within the meaning of Code Section 6662(d)) if the claimed Tax treatment were disallowed, Seller has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii)), has “adequately disclosed” (within the meaning of Code Section 6662(d)) the relevant facts affecting the Tax treatment on its income Tax Return. Seller has not received a Tax opinion with respect to any transaction relating to the Business other than a transaction in the ordinary course of business. Seller is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Business. Seller is not a party to an understanding or arrangement described in Code Section 6111(d) or Code Section 6662(d)(C)(iii). Seller is not a party to a lease arrangement involving a defeasance of rent, interest or principal.

     (v) For purposes of this Agreement, “Taxes” means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature (including all net income, gross income, gross receipts, premium sales, use, ad valorem, transfer, registration, replacement, franchise, profits, license, goods and services, value-added, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever), including any liability therefor as a transferee (including under Section 6901 of the Code), as a result of Treasury Regulations Section 1.1502-6, or in each case, any similar provision under applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing authority (domestic or foreign).

     (vi)As used herein, “Tax Return” includes any return, declaration, report, claim for refund or credit, information return or statement, and any amendment to any of the foregoing, including any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign Governmental Entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.

     (t) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any other Person on behalf of Seller in such manner as to give rise to any valid claim by any other Person against Seller for a finder’s fee, brokerage commission or similar payment.

     (u) All contracts between Seller, any current director or officer of Seller and any former director who served as a director of Seller within the ten (10) year period preceding the date of this Agreement which are still in effect as of Closing are described in Section 7(u) of the Disclosure Schedule. Section 7(u) of the Disclosure Schedule contains a true, correct and complete list of all services provided to Seller by employees outside the normal course of their employment.

     (v) To Seller’s Knowledge, none of the representations or warranties made by Seller (as modified by the Disclosure Schedule), nor any statement made in the Disclosure Schedule or certificate furnished by Seller pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to Seller in connection with soliciting its consent to this Agreement and the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     (w) None of Seller or any person acting on behalf of Seller has made or makes any representation or warranty except as expressly set forth in this Agreement. Except as otherwise expressly provided herein, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the assets or operations of Seller or the prospects (financial and otherwise), risks and other incidents of Seller. Other than as set forth herein, no statements made by Seller, or any of its representatives, shall be representations or warranties and the Buyer shall have no right to rely thereon.

     Seller shall deliver to Buyer at Closing a duly executed officer’s certificate in form reasonably acceptable to Buyer confirming that all of the foregoing representations and warranties of Seller are true and correct as of the Closing.

     8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, intending for Seller to rely hereon, that the following are true, correct and complete as of the date hereof, that the following shall be true, correct and complete and as of Closing, and that the following representations and warranties shall survive Closing:

     (a) Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas. Buyer has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Buyer, and has taken, or will take, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto on behalf of Buyer are and shall be duly authorized to sign the same on Buyer’s behalf and to bind Buyer thereto.

     (b) This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto have been, or on the Closing Date will be, executed by Buyer and when so executed, are and shall be legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

     (c) Neither the execution nor delivery of this Agreement by Buyer, nor the consummation or performance of any of the contemplated transactions by Buyer in this Agreement, will give any person the right to prevent, delay, or otherwise interfere with any of the contemplated transactions pursuant to: (i) any provision of Buyer’s governing documents; (ii) any resolution adopted by any director or shareholder of Buyer; (iii) any legal requirement or order to which Buyer may be subject; or (iv) any contract to which Buyer is a party or by which Buyer may be bound.

     Buyer shall deliver to Seller at Closing a duly executed officer’s certificate in form reasonably acceptable to Seller confirming that all of the foregoing representations and warranties of Buyer are true and correct as of the Closing.

     9. Bulk Sales. Immediately upon the execution of this Agreement by the parties, Seller shall file and provide Buyer with copies of all notices or other documentation required to obtain all consents and clearances required by applicable law to the Virginia Department of Taxation and any other government or taxing authority pursuant to any bulk sales or similar laws that may be applicable to the transactions contemplated by this Agreement. Seller shall and hereby agrees to indemnify the Buyer for any damages suffered by the Buyer as a result of the Seller’s failure to pay any tax attributable to periods ending on or before Closing or to provide notice to any taxing authority of the transactions contemplated herein, including damages relating to any tax liability of the Seller related to the ownership or operation of the Properties or the Assets prior to Closing. The obligations of Buyer and Seller under this Section 9 shall survive Closing.

     10. Employees. As of the Closing, Seller will terminate all of its employees associated with the Business. Buyer, or its designee, will offer employment to such employees associated with the Business as of immediately following the Closing (the “Transferred Employees”). Buyer will make available to the Transferred Employees similar types of benefits to those benefits such employees received from Seller as of the Closing Date, but taking into account any reduction in any such benefits prior to Closing, and provided that Buyer will be able to select the vendors of such benefits at Buyer’s sole discretion, and provided further, the terms and conditions of such benefits may vary. Further, in the event that the Transferred Employees when hired by Buyer are determined to be part of an affiliated group with other employees of Buyer and/or its affiliates, Buyer may provide benefits to Transferred Employees as are comparable to the benefits Buyer provides to its other employees in the affiliated group.

11.	Indemnification.

(a) Seller Indemnification. Seller hereby agrees to indemnify, defend and hold Buyer and its parent, affiliates, subsidiaries, lender(s), successors and assigns and each of their respective owners, members, shareholders, partners, directors, officers, managers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from and against any and all losses, actions, suits, claims, demands, judgments, liabilities, damages, penalties, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and costs and fees and costs of expert witnesses and consultants) incident to, resulting from, or in any way arising out of or in connection with (i) any breach or default by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any other documents executed in connection herewith; and/or (vi) investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to the enforcement of the Seller’s indemnification obligations hereunder. The obligations of Seller under this Section 11(a) shall survive Closing as set forth herein.

     (b) Buyer Indemnification. Buyer hereby agrees to indemnify, defend and hold Seller and its parent, affiliates, subsidiaries, lender(s), successors and assigns and each of their respective owners, members, shareholders, partners, directors, officers, managers, employees and agents (collectively, the “Seller Indemnitees”) harmless from and against any and all losses, actions, suits, claims, demands, judgments, liabilities, damages, penalties, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and costs and fees and costs of expert witnesses and consultants) incident to, resulting from, or in any way arising out of or in connection with (i) any tort claim or breach of contract claim or other claim for money due and owing in connection with the ownership or operation of any of the Assets from and after the Closing; and/or (ii) any breach or default by Buyer of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any other documents executed in connection herewith; and/or (iii) the Buyer’s ownership, possession, use or occupancy of any of the Assets from and after Closing; and/or (iv) investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to the enforcement of the Buyer’s indemnification obligations hereunder. The obligations of Buyer under this Section 11(b) shall survive the Closing as set forth herein.

(c) Limitations.

     (i) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing Date and shall remain in full force and effect until the date that is twenty-five (25) months after the Closing Date.

     (ii) The parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for actual fraud or for specific performance of the terms of this Agreement) shall be pursuant to the indemnification provisions set forth in this Section 11.

     (iii)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, OR IN ANY OTHER DOCUMENT, THE AGGREGATE MAXIMUM MONETARY LIABILITY OF SELLER FOR INDEMNIFICATION OR ANY OTHER DAMAGES UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000).

     (iv)Seller shall not be liable under this Section 11 or otherwise under this Agreement unless and until the aggregate of all such claims against Seller shall be in excess of $100,000 (the “Deductible Amount”), whereupon Seller shall be liable only for those claims, damages and liabilities as are in excess of the Deductible Amount.

     (v) Buyer shall not be liable under this Section 11 or otherwise under this Agreement unless and until the aggregate of all such claims against the Buyer shall be in excess of the Deductible Amount, whereupon the Buyer shall be liable only for those claims, damages and liabilities as are in excess of the Deductible Amount.

     (vi)Payments by an indemnifying party pursuant to Section 11 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds, tax benefits and any indemnity, contribution or other similar payment actually recovered by the indemnified party from any third party with respect thereto.

     (vii) Notwithstanding anything to the contrary contained in this Agreement, no claim by any party hereto may be asserted, nor may any action be commenced against any party hereto, for breach of any representation, warranty, covenant or agreement unless notice thereof is received in writing describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before the date which is twenty-five (25) months following the Closing Date, irrespective of whether the subject matter of such claim or action shall have occurred before, on or after such date.

     (viii) Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, no party hereto shall be liable to any other person or entity, either in contract or tort, for any consequential, incidental, indirect, special or punitive damages of such other person or entity, including, but not limited to any loss of future revenue, income or profits, or any diminution of value or multiples of earnings damages relating to the breach of alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other party in advance or could reasonably have been foreseen by such other party.

     (ix)Buyer shall have no right to indemnification under this Section 11 or otherwise in respect of any inaccuracy or breach of any representation or warranty of Seller to the extent that Buyer has knowledge as of the Closing Date that such representation or warranty is inaccurate.

     12. Environmental Conditions. Seller shall, at its expense, complete the remediation of any Asset which at the time of Closing is being remediated by Seller as required by an order or directive from any governmental authority issued pursuant to any environmental laws, or remediation of such Asset has, at the time of Closing, been identified as requiring remediation under applicable law (collectively, “Known Contamination”). Seller shall complete such remediation of all Known Contamination (i) to a non-residential standard utilizing only reasonably and customary engineering or institutional controls; (ii) in accordance with applicable environmental laws; and (iii) by obtaining a no further action letter and covenant not to sue (identifying Buyer as the beneficiary of such covenant) or its equivalent from the applicable governmental entity. In the event that the remediation of any such Known Contamination is the responsibility of a third-party, Seller shall oversee such remediation and ensure it is performed in accordance with Seller’s obligations set forth in this Section 12.

     13. Brokers. Buyer and Seller hereby represent to each other that neither of them has made any agreement or taken any other action which might cause anyone to become entitled to a commission or brokerage fee as a result of the transactions contemplated hereby. Seller and Buyer shall indemnify and hold each other harmless against any and all claims, losses, liabilities or expenses asserted against the other as a result of Seller’s or Buyer’s dealings, arrangements or agreements with any such broker or person. The obligations of the parties under this Section 13 shall survive Closing.

     14. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service, addressed as set forth below:

If to Seller:	Petroleum Marketers, Incorporated
3000 Ogden Road
Roanoke, Virginia 24018
Attn: Joseph V. Topper, Jr.

with a copy to:	Lehigh Gas Partners LP
702 Hamilton Street, Suite 203
Allentown, Pennsylvania 18101
Attn: General Counsel

If to Buyer:	Zimri Holdings, LLC
16815 Royal Crest, Suite 280
Houston, Texas 77058
Attn: Joseph L. Smith, III

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Paragraph.

15.	Miscellaneous.

(a) The headings preceding the text of the sections and subsections of this

Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement.

     (b) The Background, Exhibits and Schedules that are referred to in or attached to this Agreement are expressly incorporated into and constitute a part of this Agreement.

     (c) This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as specifically set forth in this Agreement. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

     (d) If any provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Agreement will not be affected, and in lieu of each provision which is found to be illegal, invalid or unenforceable, there will be added as a part of this Agreement a provision as similar to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (e) This Agreement has been prepared by Buyer and its professional advisors and reviewed by Seller and its professional advisors. Seller, Buyer and their separate advisors believe that this Agreement is the product of all of their efforts and that it expresses their agreement. Accordingly, Buyer and Seller agree that this Agreement should not be interpreted in favor of any party or against any party merely because of such party’s efforts in preparing it.

     (f) This Agreement is to be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia.

     (g) Failure or repeated failures to insist upon strict compliance with any of the terms, covenants, or conditions herein shall not be deemed a waiver of such terms, covenants, or conditions; nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

     (h) Time is of the essence with regard to each obligation of any party hereto including, but not limited to, Closing.

     (i) The parties to this Agreement agree to perform any further acts and to execute, acknowledge, and deliver any further documents subsequent to Closing that may be reasonably necessary to carry out the intent and purpose of this Agreement.

     (j) If any date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended until 5:00 p.m. Eastern Time of the next day which is not a Saturday, Sunday or federal, state or legal holiday.

     (k) The parties shall cooperate in executing and delivering all documents required by any governmental or quasi-governmental agency relative to transfer of title to any underground storage tanks owned by Seller and located at any Property.

     (l) A party to this Agreement who is the prevailing party in any legal proceeding against any other party brought under or with respect to this Agreement or the transactions contemplated hereby, shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing party.

     (m) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Executed signature pages to this Agreement may be exchanged by facsimile transmission or electronic mail between the parties.

     (n) From time to time following the date hereof, including after the Closing, Buyer and Seller shall execute and deliver, or cause to be executed and delivered, such additional documents, agreements and instruments, and to take or cause to be taken such actions, as such other party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement.

	(o)	This Section 15 shall survive Closing or the earlier termination of this
Agreement.
	(p)	For purposes hereof, the following terms have the following definitions:
(i) “Material Adverse Effect” for purposes of this Agreement when used with respect to any party means any change in, or effect on, or series of related changes in, or related effects on, the business of such party as currently conducted by such party and its subsidiaries, taken as a whole, that is materially adverse to the results of its operations or financial or other condition before giving effect to the transactions contemplated by this Agreement and other than (i) such changes or effects generally affecting the industry of such party and its subsidiaries, general economic conditions or financial or securities markets; (ii) national or international political or social conditions, including the engagement by any Governmental Entity in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) changes in GAAP or any legal requirements; (iv) the public announcement of, or performance of the transactions contemplated hereby (including any action or inaction by, or any disruption of Seller’s relationships with Seller’s customers, suppliers, employees or competitors); (v) any force majeure circumstances or acts of God such as fire, earthquake, hurricane, flood, tsunami, etc., (vi) any adverse change or effect that is cured by Seller prior to the Closing, or (vii) any acts of Buyer.

SIGNATURES ON FOLLOWING PAGE

     IN WITNESS WHEREOF, the parties hereto, being authorized to do so and intending to be legally bound hereby, have duly executed and entered into this Agreement as if under seal on the date first set forth above.

Petroleum Marketers, Incorporated

By:

Name: Joseph V. Topper, Jr. Title: President

Zimri Holdings, LLC

By:

Name: Joseph L. Smith, III Title: Manager

Exhibits

Exhibit A	-	Fee Properties
Exhibit B	-	Leasehold Properties
Exhibit C	-	Personal Property
Exhibit D	-	Lubricant Sales Contracts
Exhibit E	-	Assumed Contracts
Exhibit F	-	Form Deed
Exhibit G	-	Form Bill of Sale
Exhibit H	-	Form Assignment and Assumption of Leases
Exhibit I	-	Form Assignment and Assumption of Contracts